EXHIBIT 10.1

SEVENTH AMENDMENT TO LEASE

THIS SEVENTH AMENDMENT TO OFFICE LEASE (the “Amendment”) dated as of September 1, 2021 (the “Effective Date”), is made to the Office Lease dated August 1, 1999, as amended (the “Lease”), by and between Jaytee-Springhurst, LLC (“Landlord”) and Republic Bank & Trust Company (“Tenant”). As parties hereto, Landlord and Tenant hereby agree to further modify and amend the Lease as hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Landlord and Tenant hereby agree as follows:

1.	Premises, Article I of the Lease is hereby amended to add the following to Article I, Section 1: “The 2,092 square feet of the Premises located on the second floor of the Building and specifically identified as Suite 240 is hereby removed from the definition of Premises and replaced with 2,092 square feet of located on the third floor of the Building and specifically identified as a portion of Suite 330. Tenant leases from Landlord and Landlord leases to Tenant an additional 906 square feet in the Building, which comprises the remaining portion of Suite 330. The total of 2,998 square feet comprising all of Suite 330 is hereinafter referred to as “Additional Premises” and hereinafter is to be included in any reference to “Premises.”

2.	Rent. Article III of the Lease is hereby amended by adding the following to Article III, Section 1: “Tenant shall pay to Landlord, at such place as Landlord may from time-to-time designate, as rental for the Additional Premises, the amount set forth on the rental chart attached hereto as Exhibit A and made a part hereof, as of the earlier of (i) the date on which Tenant relocates from Suite 240 to Suite 330, or (ii) the date that is sixty (60) days after the Effective Date.”

3.	Term. The term for the Additional Premises shall run from the Effective Date to July 31, 2024, with Tenant having one five-year option to renew the Additional Premises at the same rental rate stated herein, plus an adjustment for a CPI increase. Rent shall be increased during the option period, if exercised, by the most recent five-year average CPI increase for all urban consumers to be calculated as of the last five (5) years of the term of the Additional Premises. Tenant shall notify Landlord of Tenant’s intent to exercise this option herein provided within 90 days of the expiration of the current term of the Additional Premises referenced herein.

4.	Tenant Relocation and Furnishing Payment. Landlord shall reimburse Tenant for its documented, out-of-pocket costs of relocating and furnishing the space to move from Suite 240 to Suite 330 (the “Relocation Allowance”), not to exceed the Relocation Allowance of $61,000 on the earlier to occur of (1) November 15, 2021 and (2) thirty (30) days after Landlord’s receipt of: (A) detailed paid invoices from all contractors, subcontractors, suppliers and materialmen who performed services or provided material for relocation after the date of this Amendment; (B) with each invoice, a fully executed unconditional lien release (in form satisfactory to Landlord) from said contractors, subcontractors, suppliers and materialmen (as the case may be) releasing Landlord and Tenant from any and all rights that the contractors, subcontractors, suppliers and/or materialmen may have to file a lien on the Premises or the Building or the property for work or materials provided; and (C) written certification from Tenant or its general contractor, certifying that 100% of the relocation is completed.

The terms and provisions of the Lease shall continue in full force and effect except as modified and amended herein.

REPUBLIC BANK & TRUST COMPANYJAYTEE-SPRINGHURST, LLC

By: /s/Kevin Sipes   By: /s/Andrew Trager Kusman